Exhibit 10(u)

01-24-05

TCF Financial Corporation

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

FOR TCF CASH BALANCE PENSION PLAN

(As Amended and Restated through January 24, 2005)

I.                                         Purpose of Plan; Effect of Restatement; Status of Plan.

The purpose of this Plan is to provide Eligible Employees with supplemental retirement benefits as set forth herein to remedy certain limitations or reductions in benefits under the IRC, as set forth herein, to such Employees under the TCF Cash Balance Pension Plan ( the “TCF Pension Plan”) This Plan was originally effective as of October 1, 1988. From October 1, 1988 through July 19, 2004, the supplemental benefits provided by this Plan relating to the TCF Pension Plan and the TCF Employees Stock Purchase Plan (“ESPP Plan”) were provided under one plan document.  Effective starting July 19, 2004, the supplemental benefits provided by this Plan relative to the TCF Pension Plan are set forth in this document and the supplemental benefits provided by this Plan relative to the ESPP Plan are set forth in a separate  document.

Notwithstanding any other provision of this Plan, as a result of the enactment of IRC § 409A in October 2004 benefits under this Plan were limited by amendments adopted in January 2005 to those due on Covered Compensation earned in the years 2004 or earlier.  New employer or employee contributions to this Plan ceased starting with compensation earned in the calendar year 2005.  Benefits due under this Plan with respect to Covered Compensation earned in 2004 but not earned and vested as of December 31, 2004 are subject to Article X of this Plan.

This Plan is also intended to be a plan, program, or arrangement under 4 U.S.C. section 114 (the “State Taxation of Pension Income Act of 1995”) maintained solely for the purpose of providing retirement benefits for employees in excess of the limitations imposed by one or more of IRC sections 401(a)(17), 401(k), 401(m), 402(g), or 415 or any other limitation on contributions or benefits in the IRC on qualified plans such as the TCF Pension Plan.

II.                                     Definitions

(a)  Committee.  The Compensation Committee of the Board of Directors of TCF Financial Corporation (“TCF Financial”).

(b)  Eligible Employee.  Employees of TCF Financial, or any of its direct or indirect subsidiaries, are eligible for this Plan if they are eligible to participate in either the TCF Financial Executive Deferred Compensation Plan or the TCF Financial Senior Officer Deferred Compensation Plan. Notwithstanding the foregoing, no Employee shall be eligible for benefits under this Plan unless the Employee is also a Participant and Qualified Employee in the TCF Pension Plan and individuals who become employees of an Employer as a result of a merger or acquisition shall not be Eligible Employees under this Plan unless and until TCF Financial has adopted a resolution identifying them as Eligible Employees.

(c)  ESPP Plan.  The “ESPP Plan” is the TCF Employees’ Stock Purchase Plan, as amended from time to time.

(d)  TCF Pension Plan.  The “TCF Pension Plan” is the TCF Cash Balance Pension Plan as amended from time to time.

(e)  IRC.  The “IRC” is the Internal Revenue Code of 1986, as amended.

(f)  [Reserved.]

(g)  Covered Compensation.  “Covered Compensation” is any “Certified Earnings” as defined in the TCF Pension Plan paid to an Eligible Employee by the Employer in any calendar year (disregarding any limit on Certified Earnings under IRC § 401(a)(17)), plus any amounts which would have been “Certified Earnings” (disregarding any limit on Certified Earnings under IRC § 401(a)(17)) in such calendar year except that such Employee elected to defer such amounts under this Plan or any other tax-qualified or non-tax qualified plan of deferred compensation maintained by an Employer.

(h)  TCF Financial.  “TCF Financial” is TCF Financial Corporation, a Delaware Corporation.

(i)  Employer.  “Employer” is TCF Financial, or any of its direct or indirect subsidiary companies which is the employer of an Eligible Employee under this Plan.

III.                                 [Reserved.]

IV.                                Supplemental Benefits related to the TCF Pension Plan.

(a)  Benefits.

With respect to benefits accrued under the TCF Cash Balance Pension Plan on and after September 1, 1990, the supplemental pension benefit under this Plan shall be equal to an Account Balance which is 0 on September 1, 1990, and thereafter is increased each month by the difference between the pay credit provided to the Eligible Employee for such month under the TCF Pension Plan and the amount such Employee would have received as a pay credit for such month in the absence of the Restrictions defined in subsection (b) below, provided that no credit shall be provided under this Plan for any Covered Compensation earned in 2005 or later. The eligible Employee’s Account Balance shall also be increased each month by the interest factor applicable to account balances under Section 4.6 of the TCF Pension Plan as of said month.

Effective July 1, 2004, the Pension Plan was amended to prohibit any employees hired on or after that date from becoming Participants in that Plan and to prohibit employees rehired on or after that date from accruing any additional Pay Credits under that Plan.  Accordingly: (I) an employee first hired by a TCF Participating Employer or Affiliate on or after July 1, 2004 shall not be entitled to any supplemental benefits from this SERP relating to the TCF Pension Plan;  (II) an employee rehired by a TCF Participating Employer or an Affiliate on or after July 1, 2004 shall not accrue any additional supplemental Pay Credits from this SERP relating to the TCF Pension Plan based on employment service after such rehiring; and (III) an employee employed by a Participating Employer on June 30, 2004 shall  continue to receive supplemental Pay Credits under this SERP relating to the Pension Plan under the provisions of this sub-paragraph (ii), which shall be and remain in full force and effect.

(b)         “Restrictions” means:

(i)  limitations on benefits provided in Internal Revenue Code §415 (currently generally $165,000 in annual benefits);

(ii)  limitations of Covered Compensation under the TCF Pension Plan to the dollar limits  provided in Internal Revenue Code § 401(a)(17) (currently $205,000); and

(iii)  limitations on Covered Compensation occurring as a result of other provisions of the IRC.  For purposes of this sub-paragraph (iii), a limitation on Covered Compensation shall be deemed to occur with respect to any amounts which are deferred under the TCF Financial Executive Deferred Compensation Plan or the TCF Financial Senior Officer Deferred Compensation Plan, and which are excluded from Covered Compensation under the TCF Pension Plan as a result of the Internal Revenue Code. This Plan provision is deemed to be substantially similar to the TCF Pension Plan provision which treats Employee’s elective deposits to the ESPP Plan as Covered Compensation under that Plan.

(c)  Payment of Benefits.  Unless an Eligible Employee has made an election described in the following paragraph, the Eligible Employee’s supplemental pension benefit under this Section IV shall be paid in a lump sum no later than 30 days after the Eligible Employee’s termination of employment.  For purposes of this paragraph (c), a termination of employment shall not be deemed to occur upon a transfer of employment between two or more Employers.

An Eligible Employee may elect to have benefits from this Article IV distributed in one of the following forms, provided that such election is in writing and is executed and delivered to TCF Financial, or to its Corporate Secretary (or designee) on behalf of TCF Financial, no later than one year (365 days) before such Eligible Employee’s termination of employment: (i) distribution in five annual installments, (ii) distribution in ten annual installments, or (iii) distribution of $10,000.00 annually until all of the Eligible Employee’s benefits from this Article IV have been distributed.  Installment payments shall commence no later than the 15th day of the first calendar quarter immediately following the Eligible Employee’s termination of employment, with succeeding installments paid on or about each February 15th thereafter.  The amount of each installment under (i) and (ii) shall be determined by dividing the undistributed portion of the Eligible Employee’s benefit under this Article IV by the number of installments remaining to be paid, including the current installment.  For the purposes of determining the amount of each installment under (i) and (ii) and for the purpose of determining when an Eligible Employee’s benefit has been fully distributed, the undistributed portion of an Eligible Employee’s benefit under this Article IV shall include interest thereon at the rate determined under Section IV(a)(ii), commencing on the date such benefit would otherwise have been distributed in a lump sum.

If the Eligible Employee is deceased, the distribution shall be payable to the beneficiary or survivor of the Eligible Employee in the form payable to the Eligible Employee hereunder.

Notwithstanding the foregoing, if the lump sum value of an Eligible Employee’s benefit under this Article IV is less than $15,000.00 at the time of the Eligible Employee’s termination of employment, then such amount shall be distributed to the Eligible Employee in a lump sum payment no later than 30 days after the Eligible Employee’s termination of employment.

Also notwithstanding the foregoing, benefits due under this Plan with respect to Covered Compensation earned in 2004 but not earned and vested as of December 31, 2004 are subject to Article X of this Plan.

V.  Committee.

The Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan.  The Committee shall have sole and absolute discretion in the performance of their powers and duties under this Plan. A majority of the Committee shall constitute a quorum. Actions of the Committee shall be by a majority of persons constituting a quorum and eligible to vote on an issue.  Meetings may be held in person or by telephone.  Action by the Committee may be taken in writing without a meeting provided such action is executed by all members of the Committee.  To the extent it is feasible to do so, determinations, rules and regulations of the Committee under this Plan shall be consistent with similar determinations, rules and regulations of the TCF Pension Plan. All determinations of the Committee shall be final, conclusive and binding unless found by a court of competent jurisdiction to have been arbitrary and capricious. The Committee shall have authority to designate officers of TCF Financial and to delegate authority to such officers to receive documents which are required to be filed with the Committee, to execute and provide directions to the Trustee and other administrators, and to do such other actions as the Committee may specify on its behalf, and any such actions undertaken by such officers shall be deemed to have the same authority and effect as if done by the Committee itself.

VI                                   Benefits Unfunded.

The rights of beneficiaries, survivors and participants to benefits from this Plan are solely as unsecured creditors of the Employer.  Benefits payable under this Plan shall be payable from the general assets of  the Employer and there shall be no trust fund or other assets secured for the payment of such benefits.  In its discretion, the Employer may purchase or set aside assets, including annuity policies or through use of a grantor trust, to provide for the payment of benefits hereunder but such assets shall in all cases remain assets of the Employer and subject to the claims of the Employer’s creditors. This Plan constitutes a mere promise by the Employers to make benefit payments in the future, and it is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

VII.         Beneficiaries and Survivors.

An Eligible Employee’s beneficiary or survivor under Article IV of this Plan shall be the same as the person(s) designated as such pursuant to or under the provisions of the TCF Pension Plan, unless the Employee has designated in writing and filed with the Committee a different beneficiary for this Plan.

VIII.        Plan Administrator, Amendments, Claims Procedure

The Plan Administrator of this Plan is the Committee, which shall have full power to amend this Plan from time to time, or to terminate this Plan, except that no such amendment or termination shall deprive an Eligible Employee or beneficiary or survivor thereof of any benefits accrued under this Plan prior to such amendment or termination without the written consent of such Eligible Employee, or if deceased, the beneficiary or survivor thereof.

If an Eligible Employee, or beneficiary or survivor thereof, wishes to make a claim for benefits or disagrees with a determination of the Committee, such person may file a claim and make such appeals as are permitted under the TCF Pension Plan. The claims shall then be processed as provided for claims under the TCF Pension Plan, except that all determinations which would be made by the “Company” under such Plans shall be made by the Committee instead.

IX.                                Miscellaneous.

(a)  Notices under this Plan to the Employer, TCF Financial or the Committee shall be sent by Certified Mail, Return Receipt Requested to:  Compensation Committee, TCF Financial Corporation, c/o General Counsel for Corporate Affairs, TCF Financial Corporation, 200 Lake Street East, Wayzata, MN   55391.  Notices under this Plan to Eligible Employees or their beneficiaries or survivors shall be sent by Certified Mail to the last known address for such person(s) on the books and records of the Employer, by Certified Mail.

(b)  Nothing in this Plan shall change an Eligible Employee’s status to anything other than an employee “at will” or otherwise enlarge or modify such Employee’s employment rights or benefits other than as provided herein.

(c)  Nothing in this Plan shall abridge an Eligible Employee’s rights, or such Employee’s beneficiary’s or survivor’s rights, of participation in the TCF Pension Plan.

(d)  Expenses of administering the Plan shall be borne by the Employers in proportion to their share of Eligible Employees in this Plan.

(e)  An Eligible Employee’s benefits under this Plan may not be assigned, transferred, pledged or otherwise hypothecated by said Employee or the beneficiary or survivor thereof.

X.                                    Special Rules for Amounts Not Earned and Vested as of December 31, 2004

Notwithstanding anything in the Plan to the contrary, during the calendar year 2005 TCF Financial may offer some or all Employees one or more elections, as TCF Financial may determine in its discretion, to cancel or revoke an election previously made under this Plan to treat any amounts as SERP Employee Contributions for the year 2004 which were not earned and vested as of December 31, 2004 (as determined under section 409A of the IRC as added by the American Jobs Creation Act of 2004), and to have such amounts treated as current income in 2005, under such rules and procedures as the Company may determine for the elections which are consistent with the requirements of IRC § 409A.

Notwithstanding anything in the Plan to the contrary, with respect to any amounts treated as SERP Employee Contributions under the Plan on or before December 31, 2004, but which were not earned and vested (as defined under IRC § 409A) on that date, such amounts shall be separately accounted for under the Plan and shall be distributed to the Participant in a lump sum form of distribution no sooner than six months after the earliest to occur of the following: such Participant’s termination of employment, the termination of the Plan (to the extent IRC § 409A permits distributions on Plan termination), or any other distribution event under the Plan which is a permitted distribution event under IRC § 409A.

This Article X is not intended to add any options or enhancements to the Plan nor to in any other way constitute a “material modification” (as defined in IRC § 409A and in regulations issued thereunder) to the Plan.  Any and all interpretations of this Article X shall be construed consistent with this intent. The Plan continues in effect with respect to amounts deferred under the Plan for the years 2004 and before.  The Plan is not subject to IRC § 409A or regulations issued thereunder except with respect to any amounts that were not earned and vested, as defined pursuant to IRC § 409A, by December 31, 2004.

APPENDIX A

(Reserved)

APPENDIX B

(Reserved)